SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 31, 2006

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets

On October 31, 2006, Sirenza Microdevices, Inc. (the "Company") completed its acquisition (the "Merger") of Micro Linear Corporation, a Delaware corporation ("Micro Linear") pursuant to a previously-announced Agreement and Plan of Merger dated as of August 14, 2006 by and among the Company, Metric Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Micro Linear (the "Merger Agreement"). Prior to the Merger, Micro Linear was a fabless semiconductor company specializing in wireless integrated circuit solutions used in a variety of wireless applications serving global end markets. Under the terms of the Merger Agreement, the holders of the outstanding common stock of Micro Linear are entitled to receive 0.365 of a share of Company common stock for each share of Micro Linear common stock they hold. In connection with the Merger and as provided for by the Merger Agreement, effective as of October 31, 2006, John Zucker, the chairman of Micro Linear's Board of Directors, joined the Company's Board of Directors as an independent director.

Item 5.02    Election of Director

(d) Please see the Company's disclosure regarding the appointment of John Zucker to its Board of Directors in connection with the consummation of its acquisition of Micro Linear under Item 2.01 above, which is incorporated herein by this reference.

Item 9.01    Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.    The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Form 8-K no later than 71 days after this initial report must be filed.

(b)  Pro Forma Financial Information.    The pro forma financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Form 8-K no later than 71 days after this initial report must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay Simpson

Clay Simpson

Vice President, General Counsel and Secretary

Date: October 31, 2006